INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Premier Alliance Group, Inc. on Amendment No. 1 to Form S-1 of our report dated April 1, 2013, except for Notes 24 and 25 and the related changes to Notes 12, 14, 15, and 20 as to which the Date is October 18, 2013, with respect to our audit of the consolidated financial statements of Premier Alliance Group, Inc. (and subsidiaries) as of and for the year ended December 31, 2012, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Cherry Bekaert LLP

Charlotte, North Carolina

January 8, 2014